Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Reports third quarter 2022 earnings

•
Revenue of $1.89 billion, up 9% sequentially and 41% year-over-year
•
Operating Profit of $55 million, down $13 million sequentially and up $98 million year-over-year
•
Net Income of $32 million, or $0.08 per fully diluted share
•
Adjusted EBITDA* of $195 million, up $45 million sequentially and $139 million year-over-year

*Adjusted EBITDA is a non-GAAP measure, see “Non-GAAP Financial Measures” and “Reconciliation of Adjusted EBITDA to Net Income (Loss)” below.

HOUSTON, TX, October 27, 2022 — NOV Inc. (NYSE: NOV) today reported third quarter 2022 revenues of $1.89 billion, an increase of 9 percent compared to the second quarter of 2022 and an increase of 41 percent compared to the third quarter of 2021. Net income for the third quarter of 2022 was $32 million, or 1.7 percent of sales, which included $63 million of Other Items (see Corporate Information for additional details). Operating profit was $55 million, or 2.9 percent of sales, and included $63 million of Other Items. Adjusted EBITDA increased sequentially to $195 million, or 10.3 percent of sales.”

“NOV’s third quarter results reflect solid execution and ongoing improvements in demand from both oil & gas and renewables markets,” stated Clay Williams, Chairman, President, and CEO. “Demand from international and offshore markets is building momentum, complementing what has already been a solid recovery in the North American land market. With international and North American revenues growing nine and ten percent, respectively, combined with strong growth from our energy transition initiatives, consolidated revenues improved nine percent sequentially. While supply chain disruptions and logistics friction remain a challenge, our team continued to improve execution to meet our customer’s needs, while working to grow profitability for our shareholders.

“After years of underinvestment, global spare production capacity is at critically low levels. However, the petroleum industry’s ability to ramp activity quickly to respond to the emerging energy shortage remains limited by, among other factors, availability of the technology and the equipment we provide. With industry capital spending still below levels sufficient to meet the world’s energy needs, despite recessionary concerns, our outlook for continued rising demand for NOV’s energy technologies is very bright.”

Wellbore Technologies

Wellbore Technologies generated revenues of $741 million in the third quarter of 2022, an increase of 11 percent from the second quarter of 2022 and an increase of 46 percent from the third quarter of 2021. Operating profit was $74 million, or 10.0 percent of sales, and included $31 million of Other Items. Adjusted EBITDA increased $23 million sequentially and $68 million from the prior year to $145 million, or 19.6 percent of sales. Accelerating growth in international markets along with continued improvements in demand from North America led to the seventh straight quarter of improved results for the segment.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $681 million in the third quarter of 2022, an increase of 7 percent from the second quarter of 2022 and an increase of 42 percent from the third quarter of 2021. Operating profit was $21 million, or 3.1 percent of sales, and included $19 million in Other Items. Adjusted EBITDA increased $24 million sequentially and $61 million from the prior year to $56 million, or 8.2 percent of sales. Continued improvements in execution and healthy demand drove improved results for the segment.

New orders booked during the quarter totaled $493 million, representing a book-to-bill of 116 percent when compared to the $425 million of orders shipped from backlog. As of September 30, 2022, backlog for capital equipment orders for Completion & Production Solutions was $1.48 billion, an increase of 2 percent from the second quarter of 2022 and an increase of 34 percent from the third quarter of 2021.

Rig Technologies

Rig Technologies generated revenues of $511 million in the third quarter of 2022, an increase of 11 percent from the second quarter of 2022 and an increase of 31 percent from the third quarter of 2021. Operating profit was $22 million, or 4.3 percent of sales, and included $13 million of Other Items. Adjusted EBITDA increased $11 million sequentially and $27 million from the prior year to $52 million, or 10.2 percent of sales. Accelerating revenue conversion from renewable energy projects and demand for the segment’s aftermarket parts and services drove the improvement in results.

New capital equipment orders booked during the quarter totaled $119 million, and backlog for capital equipment orders for Rig Technologies totaled $2.78 billion as of September 30, 2022.

Corporate Information

During the third quarter, the Company recognized $63 million of Other Items associated with classifying the Company’s Russian operations as assets held for sale and the loss on sale of its Belarusian business (including the businesses’ cumulative foreign currency translation adjustments), partially offset by credits related to gains on sales of previously reserved inventory (see Reconciliation of Adjusted EBITDA to Net Income (Loss)).

Cash flow used in operations was $106 million for the quarter driven by the funding of working capital to support growth of the business.

As of September 30, 2022, the Company had total debt of $1.73 billion, with $2.00 billion available on its primary revolving credit facility, and $1.00 billion in cash and cash equivalents.

Significant Achievements

NOV successfully introduced its eVolveTM wired drill pipe optimization services to the Carbon Capture & Storage (CCS) market and booked two additional optimization projects in the Middle East. NOV's M/D Totco™ business unit began providing eVolve services supporting drilling operations on two CCS wells in the North Sea. The project aims to capture CO2 from various onshore industries, transporting it by ships, and injecting it 1,000 – 2,000 meters below the seabed for permanent storage. Well integrity and placement are critical in CCS applications to ensure minimal leakage back into the atmosphere. The enhanced knowledge of formation properties and downhole location provided by real-time broadband data transmission from NOV’s wired drill pipe system enables our customers to construct the safest and most efficient carbon storage wells. NOV was also awarded two eVolve wired drill pipe optimization projects in the Middle East, one from a major integrated oil company and another from a large national oil company. The scope of both projects includes the use of NOV's full suite of optimization and visualization services, wired drill pipe, downhole drilling tools, and real-time sensors along the drill string.

NOV introduced the Sjøhest (Norwegian for "seahorse") vessel, a novel solution to improve offshore wind turbine blade installation processes. The Sjøhest is designed to work with a large installation jack-up vessel to install the latest generation of offshore wind turbines at heights of 175 to 200 meters. The larger installation vessel is used to install the towers and nacelles, while a dedicated, smaller, Sjøhest jack-up vessel connects directly to the tower with a telescopic leader boom, similar to how a seahorse uses its unique and strong grasping tail to resist ocean currents, creating an aligned and stable platform from which a trolley horizontally transports blades along the leader, rotates the blade into a vertical position, and connects it to the rotor. Splitting tower/nacelle and blade installation optimizes installation efficiencies, reduces fuel usage, and shortens installation times by up to 30%, thereby improving the economics while achieving a lower carbon footprint. Additionally, the enhanced stability provided by the Sjøhest system increases the weather window in which blade installation can occur, resulting in significant uptime benefits and further improving the efficiencies associated with offshore wind development.

NOV commercialized its ATOMTM RTX robotics system in the offshore drilling market. During the quarter, NOV booked the sale of its first ATOM RTX system for use by a major on an ultra-deepwater rig contracted for work in Brazil. Additionally, NOV booked the sale of its second land rig system to a leading North American drilling contractor. By enabling hands-free pipe-stabbing and doping, the system presents a step change in drilling efficiencies and safety, removing people from red zone operations and optimizing rig floor performance through automation.

NOV delivered its 100th NOVOSTM process automation platform. As the industry's only reflexive drilling system, the NOVOS platform allows drillers to automate repetitive drilling activities, such as making a connection offshore and coming off and on bottom, all while maintaining specific parameters for circulation, weight-on-bit, and more. The result is greater operational consistency for any driller, regardless of individual experience level, driving improved performance time and time again.

NOV has been awarded a contract to design, supply, and commission a Cascade Pump System for a Polyhalite mine on the northeast coast of England. Polyhalite is an organic super fertilizer that will be exported to customers around the world. The Cascade Pump System is a dual-purpose design that will de-water vertical mine shafts at depths up to 1,600 meters and pump cooling water to the mine shaft boring machine. In addition to the capital equipment order, NOV was awarded a five-year service contract to supply replacement pump units, critical spares, and onsite labor support during the mine shaft sinking process.

NOV continues to lead the evolution of the drill bit market with the launch of the ION+™ 5DX™ Shaped Cutter, the latest in our fit-for-purpose drill bit technology. Built upon the ION+ cutter platform, the ION+ 5DX polycrystalline diamond compact (PDC) cutter incorporates an optimized multi-faceted geometry that improves mechanical toughness by approximately 60% vs. conventional cutters, resulting in remarkably effective performance when drilling challenging interbedded lithologies. Based on encouraging results in West Texas, the cutter technology has shown the ability to withstand high shock loads while providing high thermal stability in challenging applications. By providing better protection of the diamond table’s integrity, the ION+ 5DX cutter enables operators to achieve improvements in drilling distances, efficiencies, and, ultimately, well productivity.

NOV successfully deployed its automated VectorZIELTM rotary steerable system (RSS) into the U.S. onshore market for the first time. A large independent exploration and production (E&P) company used the VectorZIEL

800 tool to drill two 9,000-ft intermediate tangent sections with 100% tool reliability. Using the tool's automated trajectory control capability, including near-bit inclination and azimuth and closed loop steering, VectorZIEL system delivered desired well plans with significantly less manual intervention than conventional RSS systems.

NOV secured an order to provide Tuboscope's TK™-Liner and its Liner Hanger System for two geothermal wells in Hamburg, Germany. Though already established as a reliable solution for large-diameter tubulars used in geothermal applications, this will be the first TK-Liner project in Germany. TK-Ring II crossovers were custom designed to interface with the completion tools, providing cost-effective corrosion protection and thermal insulation.

NOV received its first offshore contract for the iNOVaTHERM™ portable treatment unit. Following a successful trial run in the UK, a major operator awarded NOV a three-well contract that is expected to run the entirety of 2023 for operations in the Ivar Aasen Field in the North Sea. The iNOVaTHERM treatment process for drilling waste at the wellsite advances the industry’s objectives of reducing its carbon footprint, lowering operational costs, and keeping people out of harm's way.

Third Quarter Earnings Conference Call

NOV will hold a conference call to discuss its third quarter 2022 results on October 28, 2022 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021
Revenue:
Wellbore Technologies	$741	$507	$666	$2,015	$1,383
Completion & Production Solutions	681	478	639	1,850	1,414
Rig Technologies	511	390	462	1,414	1,308
Eliminations	(44)	(34)	(40)	(115)	(98)
Total revenue	1,889	1,341	1,727	5,164	4,007
Gross profit	368	185	309	891	572
Gross profit %	19.5%	13.8%	17.9%	17.3%	14.3%

Selling, general, and administrative	313	228	241	789	691
Operating profit (loss)	55	(43)	68	102	(119)
Interest Expense, net	(13)	(16)	(14)	(45)	(51)
Equity income (loss) in unconsolidated affiliates	12	(2)	14	32	(6)
Other income (expense), net	10	1	—	8	(25)
Net income (loss) before income taxes	64	(60)	68	97	(201)
Provision for income taxes	29	5	(2)	41	1
Net income (loss)	35	(65)	70	56	(202)
Net income attributable to noncontrolling interests	3	4	1	5	8
Net income (loss) attributable to Company	$32	$(69)	$69	$51	$(210)
Per share data:
Basic	$0.08	$(0.18)	$0.18	$0.13	$(0.54)
Diluted	$0.08	$(0.18)	$0.18	$0.13	$(0.54)
Weighted average shares outstanding:
Basic	391	387	390	389	386
Diluted	393	387	393	393	386

NOV INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30,	December 31,
	2022	2021
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$998	$1,591
Receivables, net	1,623	1,321
Inventories, net	1,755	1,331
Contract assets	591	461
Prepaid and other current assets	212	198
Total current assets	5,179	4,902

Property, plant and equipment, net	1,757	1,823
Lease right-of-use assets	515	537
Goodwill and intangibles, net	2,006	2,030
Other assets	304	258
Total assets	$9,761	$9,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$774	$612
Accrued liabilities	904	778
Contract liabilities	431	392
Current portion of lease liabilities	85	99
Current portion of long-term debt	10	5
Accrued income taxes	43	24
Total current liabilities	2,247	1,910

Lease liabilities	546	576
Long-term debt	1,720	1,708
Other liabilities	318	292
Total liabilities	4,831	4,486

Total stockholders’ equity	4,930	5,064
Total liabilities and stockholders’ equity	$9,761	$9,550

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2022	2022	2021
Cash flows from operating activities:
Net income (loss)	$35	$56	$(202)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	76	225	231
Impairment and loss on assets held for sale	76	125	—
Working capital and other operating items, net	(293)	(739)	226
Net cash provided (used) in operating activities	(106)	(333)	255

Cash flows from investing activities:
Purchases of property, plant and equipment	(59)	(148)	(137)
Other	(25)	(25)	35
Net cash used in investing activities	(84)	(173)	(102)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	6	16	51
Payments against lines of credit and other debt	—	—	(183)
Cash dividends paid	(20)	(59)	—
Other	(6)	(29)	(40)
Net cash used in financing activities	(20)	(72)	(172)
Effect of exchange rates on cash	(10)	(15)	(5)
Decrease in cash and cash equivalents	(220)	(593)	(24)
Cash and cash equivalents, beginning of period	1,218	1,591	1,692
Cash and cash equivalents, end of period	$998	$998	$1,668

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income (Loss) to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other Items include impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021
Operating profit (loss):
Wellbore Technologies	$74	$32	$81	$194	$24
Completion & Production Solutions	21	(26)	20	19	(49)
Rig Technologies	22	1	31	64	42
Eliminations and corporate costs	(62)	(50)	(64)	(175)	(136)
Total operating profit (loss)	$55	$(43)	$68	$102	$(119)

Other items, net:
Wellbore Technologies	$31	$7	$7	$61	$29
Completion & Production Solutions	19	7	1	36	(1)
Rig Technologies	13	8	(8)	11	18
Corporate	—	2	14	14	2
Total other items	$63	$24	$14	$122	$48

(Gain)/Loss on Sales of Fixed Assets:
Wellbore Technologies	$1	$—	$(3)	$—	$2
Completion & Production Solutions	—	(1)	(4)	(4)	(1)
Rig Technologies	(1)	(2)	—	—	(1)
Eliminations and corporate costs	1	3	—	3	—
Total (gain)/loss on sales of fixed assets	$1	$—	$(7)	$(1)	$—

Depreciation & amortization:
Wellbore Technologies	$39	$38	$37	$113	$119
Completion & Production Solutions	16	15	15	47	46
Rig Technologies	18	18	18	54	54
Corporate	3	4	5	11	12
Total depreciation & amortization	$76	$75	$75	$225	$231

Adjusted EBITDA:
Wellbore Technologies	$145	$77	$122	$368	$174
Completion & Production Solutions	56	(5)	32	98	(5)
Rig Technologies	52	25	41	129	113
Eliminations and corporate costs	(58)	(41)	(45)	(147)	(122)
Total Adjusted EBITDA	$195	$56	$150	$448	$160

Reconciliation of Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$32	$(69)	$69	$51	$(210)
Noncontrolling interests	3	4	1	5	8
Provision (benefit) for income taxes	29	5	(2)	41	1
Interest expense	19	19	19	57	58
Interest income	(6)	(3)	(5)	(12)	(7)
Equity (income) loss in unconsolidated affiliate	(12)	2	(14)	(32)	6
Other (income) expense, net	(10)	(1)	—	(8)	25
(Gain)/Loss on Sales of Fixed Assets	1	—	(7)	(1)	—
Depreciation and amortization	76	75	75	225	231
Other items, net	63	24	14	122	48
Total Adjusted EBITDA	$195	$56	$150	$448	$160